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                                                                    Exhibit 10.4

                            EQUITABLE RESOURCES, INC.
                              SHORT-TERM BONUS PLAN


         EQUITABLE RESOURCES, INC. (the "Company") hereby establishes this EQUITABLE RESOURCES, INC. SHORT-TERM BONUS PLAN (the "Plan") as of this 23rd day of February, 1999, in accordance with the terms provided herein.

         WHEREAS, the Company has maintained various bonus programs for the benefit of its employees; and

         WHEREAS, the Company desires to consolidate the structure of the bonus programs to a single, focused initiative which describes the goals of the Company and the methodology for awarding bonus amounts under the programs; and

         WHEREAS, the terms of this Plan will replace and supersede the relevant terms of the various bonus programs that exist throughout the Company.

         NOW, THEREFORE, the Company hereby adopts the terms of the Plan as follows:

SECTION 1. BONUS PROGRAM STRATEGY. The Company's main purposes in providing bonus programs are to maintain a competitive level of total cash compensation and to align the interests of the Company's employees with those of the Company's shareholders, customers, and with the strategic objectives of the Company. By placing a portion of employee compensation at risk, the Company can reward performance based on the overall performance of the Company, the business segment and the individual contribution of each employee.

SECTION 2.     EFFECTIVE DATE. The Effective Date of this Plan is
January 1, 1999. The plan will remain in effect until formally amended or terminated in writing by the Company's Chief Executive Officer.

SECTION 3. ELIGIBILITY. Specific eligibility requirements for each program under this Plan are proposed by the assigned Business Segment President or Company Officer and approved by the Corporate Chief Administrative Officer. Employees that are eligible to participate in a program are notified in writing of their participation and given a Plan document for their reference.

SECTION 4. ADMINISTRATION OF THE PLAN. Any program that covers the officers of the Company shall be administered by the Company's Chief Administrative Officer, under the general direction of the Company's President and Chief Executive Officer. The Company's Director of Compensation and Benefits shall administer all other programs under the general direction of the Company's Chief Administrative Officer.

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On an annual basis, the Compensation Committee of the Board of Directors must review and approve the Equitable Resources Corporate Short - Term Bonus Program, its participants, their bonus targets, the methodology for funding the bonus pool, and the projected payout under the program. They must also review and approve all bonus payouts under this program, as well as any proposed amendments throughout the plan year. Further, all other bonus programs and projected payout amounts by program must be reviewed by the Compensation Committee on an annual basis.


SECTION 5. EFFECT ON INDIVIDUAL PROGRAMS. This Plan shall serve to provide specific direction to the following bonus programs (collectively referred to as the "Bonus Programs"):

          o    Equitable Resources Corporate Short-Term Bonus Program
          o    Equitable Utilities Short-Term Bonus Program
          o    Equitable Production - East Short-Term Bonus Program
          o    Equitable Production - Gulf Short-Term Bonus Program
          o    Equitable Services Short-Term Bonus Program

This list is exhaustive of bonus programs throughout the Company. All bonus programs not listed above are terminated effective December 31, 1998 unless otherwise approved in writing by the Company's Chief Executive Officer.

SECTION 6. DEFINITIONS. The following provides the definition of financial and operational measures used in all Bonus Programs

         (a) Net Income After Tax. This measure shall be determined by the Chief Financial Officer of the Company. The formula for Net Income After Tax for the Corporate Short Term Bonus Program is as follows:

                           TOTAL REVENUE OF THE COMPANY MINUS TOTAL EXPENSES OF THE COMPANY FOR THE PLAN YEAR.

                  For purposes of this paragraph, Total Revenue shall mean revenue from continuing operations. Income from unusual items as determined by the Company's Chief Financial Officer will be excluded. Expenses shall include interest, taxes, corporate overhead and the accrual charge for the incentive program funding, all of which are also determined by the Chief Financial Officer of the Company. Expenses from unusual items as determined by the Company's Chief Financial Officer will also be excluded. The Chief Executive Officer is responsible for reviewing all unusual items and may recommend their inclusion from financial calculations to the Compensation Committee of the Board of Directors for final approval as he/she may determine to maintain the spirit of the Plan.


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                  The formula for Net Income After Tax for all other Bonus
                  Programs is total revenue of the business segment minus total expenses using the same methodology described above. An exception, however, is made when calculating the expenses associated with business segment interest and taxes. The process for calculating this exception is described below:

                  In determining Business Segment Net Income, pro forma financials below the Business Segment Earnings Before Interest and Taxes ("EBIT") line will be used. For purposes of calculating Interest and Taxes, the Segment capital structure, tax rate, and interest rate will be fixed at the capital structure, tax rate and interest rate reflected in the respective Segment's final 1999 business plan. Interest will be determined by multiplying 1) the predetermined interest rate, 2) predetermined % debt in the capital structure and 3) the 12-month average actual total capital employed during the year. Taxes will be determined by multiplying the predetermined effective tax rate by the Segment's pre-tax income and then deducting a predetermined amount of investment tax credit amortization. This calculation will be done by the business segment presidents and submitted to the Company's Chief Financial Officer for review and approval. The Company's Chief Financial Officer will determine, for purposes of this Plan, the final business segment Net Income After Tax to be used in determining bonus awards.

         (b) Company return on total capital as compared to a selected peer group. The return on total capital shall be expressed in quartiles and shall be compared against the return on total capital of a peer group. The corporate peer group shall be selected by the President and Chief Executive Officer of the Company, and the comparison shall be made by the Chief Financial Officer of the Company. The corporate peer group for 1999 is as follows: Columbia Energy Group, Consolidated Natural Gas, Energen, KN Energy, MCN Energy Group, National Fuel Gas, Oneok, Questar, Sonat, and Southwestern. The source for return on total capital data for the peer group is published by Value Line.

                  The corporate return on total capital shall be determined in accordance with the following formula:

                  NET INCOME AFTER TAX + (INTEREST X (1 - EFFECTIVE TAX RATE))
                  ------------------------------------------------------------
                   (SHORT AND LONG TERM DEBT + PREFERRED STOCK + BOOK EQUITY)

                  For purposes of this paragraph, all factors in the denominator of the calculation described above shall be calculated by determining each specific factor at the end of December of the previous year and each specific factor at the end of December in the Plan year. The actual number used is calculated by averaging the resulting two numbers for each factor.

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         (c)      Production. For purposes of this Plan, Production is the
                  operation of delivering crude gas from the bottom of the well bore to separators or field gas processing equipment.

         (d) Net Income Ratio. The Net Income Ratio is calculated by dividing the actual Net Income, determined as specified in paragraph (a) above, by the Net Income forecasted in the approved business plan.


SECTION 7. DETERMINATION OF BONUS POOLS. All Bonus Programs shall hereafter provide bonus amounts that are funded based on bonus pools. The bonus pools shall be determined by a specific and defined financial measure. An additional, defined, operational measure may be added at the discretion of the Company's Chief Executive Officer. The following chart provides the specific financial and operational measures for each of the approved programs.

------------------------------------------------------------------------------
Short - Term Bonus Program        Financial Measure       Operational Measure
------------------------------------------------------------------------------
Equitable Resources Corporate    Net Income After Tax   Competitive Return on
                                                            Total Capital
------------------------------------------------------------------------------
Equitable Utilities              Net Income After Tax       Not Applicable
------------------------------------------------------------------------------
Equitable Production - East      Net Income After Tax      Production Goals
------------------------------------------------------------------------------
Equitable Production - Gulf      Net Income After Tax      Production Goals
------------------------------------------------------------------------------
Equitable Services               Net Income After Tax       Not Applicable
------------------------------------------------------------------------------


Each bonus pool is funded based on the criteria listed above. The funding of each program is included in the attachments to this document.

The Compensation Committee of the Board of Directors reserves the right to adjust the funding of any pool created under this Plan by any amount up to twenty-five (25%) percent. This adjustment will be based on the impact of weather and gas, oil and liquids prices. This adjustment may be either positive or negative.

SECTION 8. BONUS TARGETS. Each participant under the Plan shall be given a bonus target that shall be determined based on market competitive levels. Bonus targets for all Company Officers shall be determined at the beginning of each plan year and approved by the Compensation Committee of the Board of Directors. All other bonus targets shall be determined, in consultation with the appropriate business segment president or corporate officer at the beginning of each plan year by Compensation and Benefits, and approved by the Chief Administrative Officer. Actual bonus payments shall be based on overall bonus pool funding and, for designated participants with specified individual performance goals, on individual performance.


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SECTION 9.     PERFORMANCE GOALS. Each exempt level participant must have specific performance goals developed for his/her position for the subject bonus year. These performance goals must support the approved business plan and should identify how the participant will support the specific value drivers established by executive management. A copy of each participant's performance goals and objectives must be developed and on file with the appropriate business segment Human Resources Department by February 15 of the Plan year.

For those participants with specified individual performance goals, any bonus payment will be determined based on an evaluation of that participant's actual performance relative to those goals. Performance can be rated as Outstanding, Successful or Unsatisfactory. The definition of each rating is as follows:


     Performance Level              Performance Definition
     -----------------              ----------------------


     Outstanding                    Performance consistently exceeds
                                    established expectations. Performance at this level creates new standards of performance.


     Successful                     Performance meets and often exceeds
                                    established performance expectations.

     Unsatisfactory                 Performance is not meeting expectations in
                                    one or more of the performance criteria
                                    listed above. Performance at this level is a serious problem and will result in no bonus payout.


       Based on the employee's performance relative to their objectives, individual bonus adjustments can be made by the business segment president or appropriate corporate officer ranging from no bonus to 150% of the bonus target. The Company's Chief Executive Officer must approve any recommendation to make an adjustment in excess of 150%. He/she has the final approval of all bonus adjustments and awards to participants under this Plan.


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SECTION 10.    DISTRIBUTING THE BONUS POOL. Bonuses are distributed based on bonus pool funding and individual performance. The distribution is a four-step process.

(1) The bonus pool is funded as described in Section 7. If the bonus pool is not funded, the process to calculate bonus awards is terminated.
(2) The performance of each employee is reviewed by the business segment president and the performance factor described in Section 9 is applied to the employee's original bonus target.
(3) The bonus targets after performance adjustments for each employee are totaled. The percent of each employee's adjusted bonus target is calculated as a percent of the total bonus targets for all employees.
(4) The percent assigned to each employee in step 3 is multiplied by the total pool generated, resulting in the employee's actual bonus award.


SECTION 11. POOL DISTRIBUTION FOR SELECTED EMPLOYEES. The distribution of the pool for selected employees is calculated as follows:

Employees that are direct reports to the Company's Chief Executive Officer and are Presidents of Equitable business segments will have eighty percent (80%) of their bonus tied to the performance of the Corporate bonus pool and twenty percent (20%) of their bonus tied to the performance of their specific business segment bonus pool. Employees that are direct reports to Business Segment Presidents will have twenty percent (20%) of their bonus target tied to the performance of the Corporate bonus pool and eighty percent (80%) of their bonus tied to the performance of the appropriate business segment bonus pool.

In addition, employees that are direct reports to the Company's Chief Executive Officer will be required to defer at least twenty percent (20%) of their bonus into the Company's common stock fund in the Company's Deferred Compensation Plan. Employees that are direct reports to executives that report directly to the Company's Chief Executive Officer will be required to defer at least ten (10%) of their bonus into the Company's common stock fund in the Company's Deferred Compensation Plan. This deferral will vest equally over a two-year period beginning one year after the date of deferral. The employee will be asked to give specific distribution elections as provided under the Deferred Compensation Plan for all deferrals.

Employees required to defer a percentage of their bonus will be given the opportunity to defer and invest in Company common stock an additional amount over the minimum required amount described above. All deferrals over the required minimum will be matched by the Company with .25 shares of stock contributed to the employee's account for each share of stock purchased by the deferral of bonus over the required minimum. These shares vest equally over a three-year period beginning one year after the date of deferral. The employee will be asked to give specific distribution elections as provided


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under the Deferred Compensation Plan for all deferrals. There is no limit on the number of matching shares.

All shares that are deferred and matched will have dividends applied and reinvested as appropriate throughout the year. Employees that resign from the Company forfeit all unvested shares.

Shares described in this section will be used when determining an executive's overall status regarding meeting their specific stock ownership guidelines. For purposes of this section, executives are corporate officers that report directly to the President and Chief Executive Officer.

SECTION 12. IMPACT ON BENEFIT PLAN. Payments under the Plan shall not be considered as earnings for purposes of the Company's qualified retirement plans or any such retirement or benefit plan unless specifically provided for and defined under the plan.

SECTION 13. TAX CONSEQUENCES. It is intended that nothing in this Plan shall change the tax consequences of the Bonus Programs under Federal or State law and specifically shall not cause the participants in the Bonus Programs to be taxed currently under the Constructive Receipt or Economic Benefit Doctrines and as expressed in Sections 451 and 83 of the Internal Revenue Code of 1986, as amended.

SECTION 14. CHANGE OF STATUS. The President and Chief Executive Officer may decide to include or exclude an employee from the Plan under this section at his/her complete and sole discretion. In making such decisions, he/she may consider any factors that he/she may consider relevant. The recommendation to include an employee in the plan must be done by the business segment president or appropriate corporate officer upon the occurrence of the event described below. The following guidelines are provided as general information regarding employee status changes:

         (a) New Hire, Transfer, Promotion. A newly hired employee or an employee promoted or transferred during the performance year to a position qualifying for participation MAY be recommended for a pro rata award based on the level of participation in his/her previous program and the percentage of the performance year the employee is in the participating position. This includes employees that leave positions that qualify for bonus payments in other Company business segments. These potential payments shall be considered when calculating the employee's bonus target under this Plan.

         (b) Demotion. No award shall be made to an employee who has been demoted during the performance year because of performance. If the demotion is due to an organizational change, a pro rata award MAY be made, provided the employee otherwise qualifies for an incentive payment.


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         (c)      Termination. Any employee whose services are terminated during the performance year for reasons of misconduct, failure to perform, or other cause, shall not be considered for an award. If the termination is due to reasons such as reorganization, and not due to the fault of the employee, the employee MAY be considered for a pro rata award.

         (d) Resignation. An employee who resigns to accept employment elsewhere (including self-employment) before bonuses are paid shall not be considered for an award. If the resignation is due to other reasons (e.g., ill health, disability), the employee MAY be considered for a pro rata award.

         (e) Death, Disability, Retirement, Leave of Absence and Layoff. An employee whose status as an active employee is changed during the performance year for any reason other than the reasons cited above MAY be considered for a pro rata award. In the event of an employee's death, earned awards for previous plan years ended prior to the employee's death shall be paid to the employee's estate.

SECTION 15. DISPUTE RESOLUTION. The following is the exclusive procedure to be followed by all participants in resolving disputes arising from payments made under this Plan. All disputes relative to a given plan year must be presented to the Chief Administrative Officer of the Company within thirty (30) days following the award date for that plan year, or the participant's right to dispute a payment will be irrevocably waived. Once the Chief Administrative Officer has been notified of a dispute, he/she will assemble a Compensation Review Committee (CRC) to review the issue. The CRC will consist of the following: the Chief Administrative Officer, the manager of the employee with the dispute, the business segment head, and a peer chosen by the employee with the dispute. The employee with the concern will be given an opportunity to present his/her issues to the CRC. A decision will be rendered by the CRC within ten (10) business days of the meeting. The Chief Administrative Officer will be responsible for preparing a written version of the decision. This decision may be appealed to the President and Chief Executive Officer of the Company. Appealed decisions will be reviewed by the President and Chief Executive Officer with information requested from appropriate parties as he/she may determine in his/her sole discretion. The decision made by the President and Chief Executive Officer regarding the matter is final and binding on all Plan participants.




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SECTION 16.    AMENDMENT OR TERMINATION OF THIS PLAN. The Company shall have the right to amend or terminate the Plan at any time by written action approved by the Company's President and Chief Executive Officer in his/her complete and sole discretion. The Company shall notify affected employees in writing of any amendment or Plan termination.


         IN WITNESS WHEREOF, the Company hereby adopts the Plan as of the date first written above,

ATTEST:                             EQUITABLE RESOURCES, INC.


/s/ Jean F. Marks               By: /s/ Murry S. Gerber
------------------------            --------------------------------------
Jean F. Marks                       Murry S. Gerber

                                Title: President and Chief Executive Officer
                                       -------------------------------------


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             Equitable Corporate Short - Term Bonus Program Funding

                           Bonus Pool Funding Multiple

-----------------------------------------------------------------------
                            Competitive ROTC Performance
-----------------------------------------------------------------------
 Net Income  4th Quartile  3rd Quartile  2nd Quartile    1st Quartile
 Ratio (1)
-----------------------------------------------------------------------
 < 100%            0             0               0              0
-----------------------------------------------------------------------
   100%          .75          1.00            1.25           1.50
-----------------------------------------------------------------------
   105%          .83          1.25            1.50           1.75
-----------------------------------------------------------------------
   110%          .92          1.50            1.75           2.00
-----------------------------------------------------------------------
   115%         1.00          1.75            2.00           2.25
-----------------------------------------------------------------------
   120%         1.00          2.00            2.25           2.50
-----------------------------------------------------------------------
   125%         1.00          2.25            2.50           2.75
-----------------------------------------------------------------------


(1) Company Actual Net Income divided by Business Plan Net Income

(2) For 1st, 2nd and 3rd quartile performance, the bonus pool multiple continues to increase by .25 times for each additional 5% of Net Income Ratio.




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         Equitable Utilities Short - Term Bonus Program Funding



         ---------------------------------------------------
            Net Income Ratio (1)       Bonus Pool Funding
                                           Multiple (2)
         ---------------------------------------------------
                < 100%                           0
         ---------------------------------------------------
                  100%                        1.00
         ---------------------------------------------------
                  105%                        1.25
         ---------------------------------------------------
                  110%                        1.50
         ---------------------------------------------------
                  115%                        1.75
         ---------------------------------------------------
                  120%                        2.00
         ---------------------------------------------------
                  125%                        2.25
         ---------------------------------------------------

(1) Business Segment Actual Net Income divided by Business Plan Net Income

(2) The bonus pool multiple continues to increase by .25 times for each additional 5% of Net Income Ratio.



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          Equitable Production - East Short-Term Bonus Program Funding

                           Bonus Pool Funding Multiple


     --------------------------------------------------------------
                                         Production
      Net Income Ratio (1)  41.4bcf to < 43.5 bcf   43.5 bcf + (2)
     --------------------------------------------------------------
         < 100%                       0                    0
     --------------------------------------------------------------
           100%                    1.00                 1.50
     --------------------------------------------------------------
           105%                    1.16                 1.75
     --------------------------------------------------------------
           110%                    1.33                 2.00
     --------------------------------------------------------------
           115%                    1.50                 2.25
     --------------------------------------------------------------
           120%                    1.50                 2.50
     --------------------------------------------------------------
           125%                    1.50                 2.75
     --------------------------------------------------------------


(1) Business Segment Actual Net Income divided by Business Plan Net Income

(2) For production performance above 43.5 bcf, the bonus pool multiple continues to increase by .25 times for each additional 5% of Net Income Ratio.





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         Equitable Production - Gulf Short - Term Bonus Program Funding

                           Bonus Pool Funding Multiple

          ---------------------------------------------
                                       Production
          ---------------------------------------------
            Business Segment
               Net Income       < 26.1 bcf  26.1 bcf +
          ---------------------------------------------
               $        1            0         1.00
          ---------------------------------------------
               $1,000,000            0         1.50
          ---------------------------------------------
               $2,000,000 +          0         2.00
          ---------------------------------------------

         Note: For production performance above 26.1 bcf, the bonus pool will be funded at the discretion of the President and Chief Executive Officer.



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          Equitable Services Short - Term Bonus Program Funding



          ---------------------------------------------------
             Net Income Ratio (1)       Bonus Pool Funding
                                            Multiple
          ---------------------------------------------------
                 < 100%                           0
          ---------------------------------------------------
                   100%                        1.00
          ---------------------------------------------------
                   122%                        1.25
          ---------------------------------------------------
                   144%                        1.50
          ---------------------------------------------------
                   166%                        1.75
          ---------------------------------------------------
                   188%                        2.00
          ---------------------------------------------------
                   210%                        2.25
          ---------------------------------------------------

(1) Actual Net Income divided by Business Plan Net Income.




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                            EQUITABLE RESOURCES, INC.
                              SHORT-TERM BONUS PLAN
                                 AMENDMENT NO. 1


         THIS AMENDMENT NO. 1 to the Equitable Resources Short-Term Bonus Plan (the "Plan") is hereby made this 27th day of October 1999, as provided below.

         WHEREAS, the Plan, as established by the Company effective February 23, 1999, provided for certain calculations to be made in connection with peer group comparisons; and

         WHEREAS, on October 27, 1999, the Compensation Committee of the Company's Board of Directors authorized amendment of the Plan to modify certain aspects of such calculations.

         NOW, THEREFORE, the Plan shall be amended, effective October 27, 1999, as follows:

         1. The Plan be and hereby is amended by deleting the last two sentences of the first paragraph of Section 6(b) thereof and substituting the following in lieu thereof:

                  The corporate peer group is as follows: Columbia Energy Group, Consolidated Natural Gas, Energen, KN Energy, MCN Energy Group, National Fuel Gas, Oneok, Questar, Sonat and Southwestern, to be adjusted by the Chief Financial Officer as he deems appropriate in the event of transactions involving any of the named peer group companies.

         2. The Plan be and hereby is amended by deleting the second and third sentences of the second paragraph of Section 6(b) thereof (following the formula) and substituting the following lieu thereof:

                  For purposes of this paragraph, all factors in the denominator of the calculation described above shall be calculated by determining each specific factor at the end of December of the previous year and at the end of each of the four quarters of the Plan year. The actual number used is calculated by averaging the resulting five numbers for each factor.




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         IN WITNESS WHEREOF, the Company has caused this Amendment No. 1 to be executed by its officers thereunto authorized as of the day and year first written above.

                                         EQUITABLE RESOURCES, INC.


                                         /s/ Gregory R. Spencer
                                         ------------------------------------
                                         Gregory R. Spencer
                                         Senior Vice President
                                         and Chief Administrative Officer

ATTEST:


/s/ Jean F. Marks
--------------------------------------
Jean F. Marks





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